Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 866.974.7329
March 1, 2023
ForgeRock, Inc.
201 Mission Street, Suite 2900
San Francisco, CA 94105

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by ForgeRock, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of (i) 4,354,959 shares of the Company’s Class A common stock that may be issued pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”) and (ii) 870,991 shares of the Company’s Class A common stock that may be issued pursuant to the Company’s 2021 Employee Stock Purchase Plan (the “2021 ESPP,” and together with the “2021 Plan,” collectively, the “Plans”).
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

AUSTIN BEIJING BOSTON BOULDER BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO
SALT LAKE CITY SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE